Exhibit 99.3

Description of changes to the non-employee director compensation program for the Board of Directors of Ambac Financial group, Inc. effective as of January 1, 2017
The Board of Directors of Ambac Financial Group, Inc. approved the following changes to the non-employee director compensation program effective as of January 1, 2017: each non-employee director shall receive (i) an annual cash retainer of $100,000 and (ii) a grant of $200,000 of stock-based compensation, comprised of restricted stock units of Ambac (rounded up to the nearest whole unit), as permitted under Ambac’s 2013 Incentive Compensation Plan. Additionally, a non-employee director acting as Chairman of the Board shall receive an additional fee of $125,000; the Compensation Committee Chair shall receive an additional fee of $25,000; the Audit Committee Chair shall receive an additional fee of $35,000; and the chairs of each of the Governance and Nominating Committee and the Strategy and Risk Policy Committee shall receive an additional fee of $15,000. Each non-employee director shall also be entitled to receive a fee of $2,000 (A) for each Board meeting attended, which shall apply after he or she attends eight Board meetings in a calendar year, and (B) for each committee meeting attended as a committee member, which shall apply with respect to each committee after he or she attends eight meetings of such committee in a calendar year. In addition Ambac will continue to reimburse directors for reasonable out-of-pocket expenses in connection with their Board service, including attendance at Board of Directors and committee meetings.